Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of LyondellBasell Industries N.V. of our report dated June 21, 2011 relating to the financial statements of LyondellBasell Subholdings B.V and our report dated June 21, 2011 relating to the financial statements of the predecessor to LyondellBasell Subholdings B.V., which appear in LyondellBasell Industries’ Registration Statement on Form S-4 dated June 22, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
Rotterdam, June 24, 2011
PricewaterhouseCoopers Accountants N.V.
A.F. Westerman RA